Exhibit 99.1

NEWS RELEASE

NOVAGOLD Files SECOND Quarter 2026 Report
ADVANCING KEY DONLIN GOLD WORKSTREAMS
UP THE VALUE CHAIN to build AMERICA’S LARGEST GOLD MINE

Bankable Feasibility Study (BFS) engineering integration advances: Fluor Corporation (“Fluor”), as lead engineering firm, continues to integrate major work packages and coordinate technical workstreams with specialist contractors WSP USA, Inc. (“WSP”), Worley Alaska, Inc. (“Worley”), and Hatch Ltd. (“Hatch”) supporting the Donlin Gold project’s ongoing BFS update.

Robust treasury: Ended quarter with approximately $370.2 million in cash and term deposits — a strong financial position to advance the Donlin Gold project.

June 24, 2026 – Vancouver, British Columbia – NOVAGOLD RESOURCES INC. (“NOVAGOLD” or the “Company”) (NYSE American, TSX: NG) today filed its 2026 second quarter report and provided an update on its Tier One1 gold development project, Donlin Gold, which is owned 60% by NOVAGOLD and 40% by Donlin Gold Holdings (DGH), 100% wholly-owned by Paulson Advisers LLC (“Paulson”) and its affiliates.

Details of the financial results for the quarter ended May 31, 2026 are presented in the consolidated financial statements and quarterly report on Form 10-Q filed on June 24, 2026, that is available on the Company’s website at www.novagold.com, on SEDAR+ at www.sedarplus.ca, and on EDGAR at www.sec.gov.

All amounts are in thousands of U.S. dollars unless otherwise stated.

As detailed in the above-mentioned filings, NOVAGOLD held approximately $370.2 million in cash and term deposits as of May 31, 2026, and reported net second quarter operational cash expenditures of $22.7 million — corresponding to $16.3 million to fund NOVAGOLD’s share of the Donlin Gold project and $6.4 million in corporate general and administrative costs.

As NOVAGOLD is a development-stage company with no production, the Company reported earnings of ($25.5) million and earnings per share of ($0.06) for the second fiscal quarter of 2026. NOVAGOLD’s results for this quarter reflect higher expenditures at Donlin Gold due to ongoing 2026 activities by Fluor, WSP, Worley and Hatch to advance Donlin Gold’s BFS update, as well as the Company’s share of Donlin Gold expenditures increasing by 10% to 60% starting in the third quarter of 2025. General and administrative expenses increased in the second quarter of 2026 primarily due to higher professional fees, share-based compensation and employee compensation.

President’s Message

Integrated Engineering and Strategic Recruitment Advance BFS Development

Donlin Gold’s momentum has accelerated throughout the second quarter of 2026, marked by significant progress across all primary workstreams. Under Fluor’s leadership, the integration of major work packages and technical workstreams with specialist contractors WSP, Worley, and Hatch supporting the Donlin Gold project’s ongoing BFS update is progressing as expected. Work continues to advance on key infrastructure and unit operations — including the on-site power plant by WSP, the natural gas pipeline by Worley, pressure oxidation circuit and oxygen plant by Hatch. This disciplined engineering approach is bringing critical components closer to completion and is foundational to delivering a high-quality BFS. Complementing such progress and the advancement of the BFS, the Company remains focused on attracting top-tier talent for critical positions, ensuring the project is strategically positioned for its next phases of development.

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1 NOVAGOLD defines a Tier One gold development project as one with a projected production life of at least 10 years, annual projected production of at least 500,000 ounces of gold, and average projected cash costs over the production life that are in the lower half of the industry cost curve.

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Building on this momentum, Donlin Gold remains exceptionally well positioned for the future as one of the world’s premier undeveloped gold assets. The project hosts approximately 40 million ounces of Measured and Indicated Mineral Resources (inclusive of Mineral Reserves), comprising 560 million tonnes grading 2.22 grams per tonne2 — more than twice the global industry average grade3 — and combines large scale, high-grade open-pit mineralization, a long mine life, low estimated operating costs, and significant exploration upside4. With expected average annual gold production exceeding one million ounces and less than 5% of the broader land package systematically explored, the project offers substantial potential for future resource growth and new discoveries.

Building on Decades of Stakeholder Engagement as Donlin Gold Progresses Toward Its Next Development Milestone

Donlin Gold remains committed to proactive engagement with local communities, stakeholders and government representatives as the project advances through development and permitting. Decades of sustained dialogue with over 60 regional communities have strengthened relationships, supported the exchange of information and perspectives, and reinforced community support for the project. Through consistent, transparent, and respectful communication, the Donlin Gold team continues to ensure that local voices remain an important part of the project's advancement.

The project is located on private lands selected by Calista Corporation (“Calista”) under the 1971 Alaska Native Claims Settlement Act for their mineral potential, setting it apart from most other mining assets in Alaska, and guiding outreach efforts. The Native Corporation landowners, Calista, who own the mineral rights, and The Kuskokwim Corporation (TKC), who own the surface estate, are pivotal for the future of the project — including continued local engagement and economic benefits to the region, the State of Alaska, and its stakeholders.

In the second quarter of 2026, regional presentations made to key associations provided an opportunity to share a comprehensive project update and overview of Donlin Gold’s community relations efforts. It also included a Calista panel discussion on local revenue sharing provisions between the Alaska Native Corporations to support constructive dialogue regarding the project. In May, Donlin Gold conducted regional community and shareholder outreach to villages along the Kuskokwim River — with visits to 11 Yukon-Kuskokwim (Y-K) communities, alongside Calista and TKC, to support continued dialogue and relationship building. Another Subsistence Community Advisory Committee meeting was held and focused on the introduction of the Subsistence Plan and the Barge Communication Plan, strengthening communication and coordination with subsistence users and regional stakeholders.

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2 Donlin Gold possesses Measured Resources of approximately 9 Mt grading 2.67 g/t and Indicated Resources of approximately 551 Mt grading 2.21 g/t, each on a 100% basis and inclusive of Mineral Reserves, of which approximately 6 Mt of Measured Resources and approximately 330 Mt of Indicated Resources inclusive of Mineral Reserves is currently attributable to NOVAGOLD through its 60% ownership interest in Donlin Gold LLC. Exclusive of Mineral Reserves, Donlin Gold possesses Measured Resources of approximately 1.4 Mt grading 1.18 g/t and Indicated Resources of approximately 175 Mt grading 1.32 g/t, of which approximately 0.9 Mt of Measured Resources and approximately 105 Mt of Indicated Resources exclusive of Mineral Reserves is currently attributable to NOVAGOLD. Donlin Gold possesses Proven Reserves of approximately 9 Mt grading 2.29 g/t and Probable Reserves of approximately 495 Mt grading 2.02 g/t, each on a 100% basis, of which approximately 6 Mt of Proven Reserves and approximately 297 Mt of Probable Reserves is attributable to NOVAGOLD. Mineral Reserves and Resources have been estimated in accordance with NI 43-101 and S-K 1300.

3 As of June 2026, S&P Global Market Intelligence reports that the global industry average grade for open-pit and underground gold deposits with over 1 million ounces in Measured and Indicated Mineral Resources, inclusive of Mineral Reserves, is 1.04 g/t. In comparison, Donlin Gold’s grade is 2.22 g/t, more than double the industry average.

4 Donlin Gold data as per the report titled “NI 43-101 Technical Report on the Donlin Gold project, Alaska, USA” with an effective date of November 30, 2025 (the “2025 Technical Report”) and the report titled “S-K 1300 Technical Report Summary on the Donlin Gold Project, Alaska, USA” (the “2025 Technical Report Summary”), dated November 30, 2025.

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In government relations and external affairs, Donlin Gold participated in multiple legislative and advocacy events, including the Alaska Chamber of Commerce and Resource Development Council legislative fly-in, Alaska Day on the Hill in Washington, D.C., the Alaska Mining Forum, and the Women in Resources reception, alongside 16 trade associations, that also featured Donlin-focused stakeholder meetings. In addition, NOVAGOLD and Donlin Gold engaged with elected officials and regulatory agencies during the second quarter through meetings with senators and representatives, along with federal and state agencies including the Alaska Department of Natural Resources, Department of Labor and Workforce Development, Congressional delegation state directors, the Bureau of Land Management, and the Department of the Interior, focusing on pipeline corridor updates, geotechnical fieldwork, permitting, workforce, infrastructure, and regional logistics.

Further engagement during the second quarter included participation in the U.S. Department of the Interior Secretary Burgum’s Alaska Miners Association roundtable in Alaska, along with additional briefings to U.S. Senate candidates and the Y-K Health Corporation Board to support ongoing awareness of project activities and regional engagement.

Collectively, these efforts reflect constant relationship-building and consistent communication with stakeholders at all levels as project development progresses.

Regional Commitment to Social, Cultural, and Environmental Wellbeing

NOVAGOLD is committed to supporting education, community wellness, cultural preservation, ecological stewardship, and practices that contribute to the economic, health, and social well-being of employees, residents of the Y-K region, and surrounding communities. Through Donlin Gold, this commitment is reflected in a range of activities, including fisheries studies, environmental initiatives, subsistence-related programs, and community contributions, while recognizing the central importance of the region’s traditions and subsistence way of life, where environmental health remains fundamental.

In the second quarter of 2026, a range of activities and projects were carried out around regional sporting and cultural events, including Donlin Gold’s participation in the Iditarod, the Native Youth Olympics State Tournament, Bethel Wrestling Club events, and the Donlin Gold Classic Invitational Basketball Tournament. These events celebrate local talent, cultural traditions, and healthy competition while strengthening connections across communities throughout the region.

Donlin Gold also supported education, cultural, health, and safety-focused initiatives across the Y-K region, including outreach to regional communities through the “Clean Up Green Up” program, which encourages community-led seasonal cleanup efforts and environmental stewardship. Additional support was provided for programs such as Camp Fire Alaska, the Lower Yukon School District Career Fair, the Kuspuk School District Academic Decathlon, and the University of Alaska Rural Alaska Honors Institute, which provides academically advanced rural students with exposure to college-level coursework and leadership development opportunities.

In addition, Donlin Gold contributed to community and youth-focused activities that promote inclusion, wellness, and support literacy and access to educational resources, including the Special Olympics Alaska Yukon-Kuskokwim Delta event, environmental education programs within the Kuspuk School District, and the Bethel Community Services Foundation Library program.

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NEWS RELEASE

Together, these efforts demonstrate Donlin Gold’s ongoing commitment to partnering with regional organizations to support community priorities, cultural initiatives, and sustainable development throughout the Y-K region.

Maintaining Regulatory Approvals and Continuing to Support and Defend Donlin Gold’s Permitting Position

Donlin Gold is a federally permitted project. Permitting in Alaska is a complex and comprehensive process that is conducted through a rigorous, transparent, and inclusive framework involving federal, state, and regional stakeholders, including communities across the Y-K region.

All permitting workstreams continued to advance as planned during the second quarter of 2026. Notably, in June, oral arguments were held in the Alaska Supreme Court regarding Donlin Gold’s Clean Water Act Section 401 Water Quality Certification, which represents the sole remaining legal challenge to the project’s state permits. A decision from the Court is currently pending.

To date, all permits and approvals granted to Donlin Gold by federal and state agencies remain in effect while the legal challenges described above run their course. Donlin Gold and its owners uphold their unwavering support of the state and federal agencies in defending their thorough and diligent permitting processes, including working with the federal agencies and all stakeholders on an appropriate remedy to address the Federal District Court’s remand decision.

NOVAGOLD Outlook

Donlin Gold continues to build momentum under the joint ownership of NOVAGOLD and Paulson and is well positioned to responsibly advance into the next phase of development, further enhancing the project’s value proposition and its strong leverage to gold prices.

Donlin Gold’s key priorities for the remainder of 2026 are the advancement of the BFS — with Fluor leading the engineering work and integrating scope, engineering, cost, and schedule with Worley, WSP, and Hatch, assembling the project team, supporting permitting efforts, and continuing all engagement efforts and community investment activities.

Together, these efforts underpin the delivery of a high-quality BFS (targeted for completion in 2027) as well as continued progress toward project development.

NOVAGOLD remains committed to responsibly advancing the Donlin Gold project and achieving key milestones while fulfilling its commitments. We sincerely thank our shareholders, stakeholders, and Board of Directors for their steadfast support and trust, and express our deep appreciation to the Donlin Gold team for their dedication and hard work. We look forward to even further progress and more exciting opportunities in the year ahead.

Sincerely,

Gregory A. Lang

President and CEO

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NEWS RELEASE

Liquidity and Capital Resources

As of May 31, 2026, the Company had cash resources comprising cash and cash equivalents and term deposits totaling approximately $370.2 million, which we believe are sufficient to complete the Donlin Gold BFS, exercise our option to prepay the Barrick Mining Corporation (“Barrick”) promissory note later in 2026 and cover corporate general and administrative costs for at least the next twelve months.

Cash used in operating activities during the second quarter of 2026 was $4.8 million higher than the comparative prior year period. Cash used in investing activities during the second quarter of 2026 increased by $60.0 million from the comparative prior year period primarily due to $51.0 million lower net redemption of term deposits and $9.5 million in incremental Donlin Gold funding, partially offset by $0.5 million in proceeds from the sale of marketable securities. Funding of Donlin Gold was higher in the second quarter of 2026 compared to the same period in 2025 due to the commencement of the Donlin Gold BFS in early-2026 and due to the Company’s share of Donlin Gold funding increasing by 10% to 60% starting in the third quarter of 2025.

Cash provided by financing activities during the second quarter of 2026 decreased by $234.1 million from the comparative prior year period, primarily due to a $243.8 million public equity offering and concurrent private placement in the prior year period less $9.7 million of issuance costs.

	As of May 31, 2026 $	As of February 28, 2026 $	As of November 30, 2025 $
Cash and term deposits	370,216	392,493	115,143
Total assets	598,744	619,434	335,913
Total liabilities	177,727	175,192	172,119

2026 Outlook

NOVAGOLD’s anticipated operating expenditures during fiscal year 2026 are unchanged from previously issued guidance of approximately $98.5 million, including $78.8 million to fund the Donlin Gold project, and $19.7 million for corporate general and administrative costs.

With the commencement of the Donlin Gold BFS in early-2026, NOVAGOLD’s share of Donlin Gold expenditures is expected to increase over the next 15 to 21 months compared to historical levels. The Company believes it is fully funded to complete the Donlin Gold BFS and to exercise its option to prepay the Barrick promissory note later in 2026. The Company expects to raise additional capital at some point to support future activities, including the commencement of detailed engineering.

NOVAGOLD’s catalysts in the coming year include completing the BFS and moving to a subsequent construction decision; maintaining a favorable reputation of NOVAGOLD and the Donlin Gold project among shareholders and stakeholders; promoting strong community outreach and a sustainability culture; upholding robust safety and environmental performance; and managing the Company’s treasury effectively and efficiently.

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Conference Call & Webcast Details

NOVAGOLD’s conference call and webcast to discuss these results will take place June 24, 2026, at 8:00 am PT (11:00 am ET). The webcast and conference call-in details are provided below.

Video Webcast:	www.novagold.com/investors/events
North American callers:	1-833-752-3655
International callers:	1-647-846-8520

About NOVAGOLD

NOVAGOLD is a well-financed precious metals company focused on the development of the Donlin Gold project in Alaska, one of the safest mining jurisdictions in the world. With approximately 40 million ounces of gold in the Measured and Indicated Mineral Resource categories (approximately 560 million tonnes at an average grade of 2.22 grams per tonne, in the Measured and Indicated Mineral Resource categories on a 100% basis)5 inclusive of Proven and Probable Mineral Reserves, the Donlin Gold project is regarded to be one of the largest, highest-grade, and most prospective known open-pit gold deposits in the world. According to the 2025 Technical Report and the 2025 Technical Report Summary (as defined below), the Donlin Gold project is expected to produce an average of more than one million ounces per year over a 27-year mine life on a 100% basis once in production6.

About Donlin Gold Holdings

Donlin Gold Holdings, 100% wholly-owned by Paulson Advisers LLC and its affiliates, is the 40% owner of the Donlin Gold project. Donlin Gold Holdings, together with NOVAGOLD, owns 100% of Donlin Gold and shares equal voting and operating control with NOVAGOLD through its operating agreement.

NOVAGOLD Contacts

Mélanie Hennessey

Vice President, Corporate Communications

Frank Gagnon

Manager, Investor Relations

604-669-6227 or 1-866-669-6227

info@novagold.com

www.novagold.com

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5 Donlin Gold data as per the 2025 Technical Report and the 2025 Technical Report Summary. Donlin Gold possesses Measured Resources of approximately 9 Mt grading 2.67 g/t and Indicated Resources of approximately 551 Mt grading 2.21 g/t, each on a 100% basis and inclusive of Mineral Reserves, of which approximately 6 Mt of Measured Resources and approximately 330 Mt of Indicated Resources inclusive of Mineral Reserves is currently attributable to NOVAGOLD through its 60% ownership interest in Donlin Gold LLC. Exclusive of Mineral Reserves, Donlin Gold possesses Measured Resources of approximately 1.4 Mt grading 1.18 g/t and Indicated Resources of approximately 175 Mt grading 1.32 g/t, of which approximately 0.9 Mt of Measured Resources and approximately 105 Mt of Indicated Resources exclusive of Mineral Reserves is currently attributable to NOVAGOLD. Donlin Gold possesses Proven Reserves of approximately 9 Mt grading 2.29 g/t and Probable Reserves of approximately 495 Mt grading 2.02 g/t, each on a 100% basis, of which approximately 6 Mt of Proven Reserves and approximately 297 Mt of Probable Reserves is attributable to NOVAGOLD. Mineral Reserves and Resources have been estimated in accordance with NI 43-101 and S-K 1300.

6Anticipated average annual gold production during full life of mine if put into production as contemplated in the 2025 Technical Report and the 2025 Technical Report Summary.

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Cautionary Note Regarding Forward-Looking Statements

This media release includes certain “forward-looking information” and “forward-looking statements” (collectively “forward-looking statements”) within the meaning of applicable securities legislation, including the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements include future-oriented financial information or financial outlook within the meaning of securities laws, including information regarding NOVAGOLD’s anticipated expenditures. Such information is intended to assist readers in understanding NOVAGOLD’s current expectations and plans relating to the future. Such information may not be appropriate for other purposes. Forward-looking statements are frequently, but not always, identified by words such as “expects”, “anticipates”, “believes”, “intends”, “estimates”, “potential”, “possible”, and similar expressions, or statements that events, conditions, or results “will”, “may”, “could”, “would” or “should” occur or be achieved. Forward-looking statements are necessarily based on several opinions, estimates and assumptions that management of NOVAGOLD considered appropriate and reasonable as of the date such statements are made, are subject to known and unknown risks, uncertainties, assumptions, and other factors that may cause the actual results, activity, performance, or achievements to be materially different from those expressed or implied by such forward-looking statements. All statements, other than statements of historical fact, included herein are forward-looking statements. These forward-looking statements include statements regarding the anticipated timing of certain judicial and/or administrative decisions; statements regarding potential infrastructure development, including but not limited to the natural gas pipeline; timing of the completion of the detailed design package, if at all; plans for and the estimated timing of aspects of an updated Bankable Feasibility Study on the Donlin Gold project; our goals and planned activities for 2026; the 2026 Outlook, including anticipated operating expenditures and plans to raise additional capital; our future exploration plans at Donlin Gold; ongoing support provided to key stakeholders including Alaska Native Corporation landowners; Donlin Gold’s continued support for the state and federal permitting process; sufficiency of working capital; the potential development and construction of the Donlin Gold project; the timing and ability for the Donlin Gold project to achieve critical milestones; the ability for the Donlin Gold development project to achieve the anticipated projections; the sufficiency of funds to continue to advance development of Donlin Gold; the anticipated use of net proceeds from previous offerings; perceived merit of properties; mineral reserve and mineral resource estimates; Donlin Gold’s ability to secure the permits needed to construct and operate the Donlin Gold project in a timely manner, if at all; legal challenges to Donlin Gold’s existing permits and the timing of decisions in those challenges; plans to continue to advance the Donlin Gold project safely, socially and environmentally responsibly and to sustainably generate value for our stakeholders; continued cooperation between the owners of Donlin Gold LLC to advance the project; the Company’s ability to deliver on its strategy with the Donlin Gold project, increasing the value of the project; the success of the strategic mine plan for the Donlin Gold project; the success of the Donlin Gold community relations plan; the anticipated timing and outcome of exploration drilling at the Donlin Gold project and the timing thereof; and the completion of test work and modeling and the timing thereof. In addition, any statement that refers to expectations, intentions, projections or other characterizations of future events or circumstances are forward-looking statements. Forward-looking statements are not historical facts but instead represent the expectations of NOVAGOLD management’s estimates and projections regarding future events or circumstances on the date the statements are made. Important factors that could cause actual results to differ materially from expectations include the need to obtain additional permits and governmental approvals; the timing and likelihood of obtaining and maintaining permits necessary to construct and operate; the need for additional financing to complete an updated Bankable Feasibility Study and to explore and develop properties; availability of financing in the debt and capital markets; the disparity between the economic and governance level at Donlin Gold and the Company; disease pandemics; uncertainties involved in the interpretation of drill results and geological tests and the estimation of reserves and resources; changes in mineral production performance, exploitation and exploration successes; changes in national and local government legislation, taxation, controls or regulations and/or changes in the administration of laws, policies and practices, expropriation or nationalization of property and political or economic developments in the United States or Canada; the need for continued cooperation between the owners of Donlin Gold LLC to advance the project; the need for cooperation of government agencies and Native groups in the development and operation of properties; risks of construction and mining projects such as accidents, equipment breakdowns, bad weather, non-compliance with environmental and permit requirements, unanticipated variation in geological structures, ore grades or recovery rates; unexpected cost increases, which could include significant increases in estimated capital and operating costs; fluctuations in metal prices and currency exchange rates; whether or when a positive construction decision will be made regarding the Donlin Gold project; and other risks and uncertainties disclosed in NOVAGOLD’s most recent reports on Forms 10-K and 10-Q, particularly the “Risk Factors” sections of those reports and other documents filed by NOVAGOLD with applicable securities regulatory authorities from time to time. Copies of these filings may be obtained by visiting NOVAGOLD’s website at www.novagold.com, or the SEC’s website at www.sec.gov, or on SEDAR+ at www.sedarplus.ca. The forward-looking statements contained herein reflect the beliefs, opinions and projections of NOVAGOLD on the date the statements are made. NOVAGOLD assumes no obligation to update the forward-looking statements of beliefs, opinions, projections, or other factors, should they change, except as required by law.

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